EXHIBIT 99

FOR:      COMPOSITECH LTD.

FROM:     Martin Skala, V.P.
          Bill Gordon, Sr. V.P.
          Porter, LeVay & Rose, Inc.

          (212) 564-4700


COMPANY   Christopher F. Johnson, President & CEO      Christopher Van Veen
CONTACT:  Compositech Ltd.                             Marketing Communications
          (516) 436-5200                                 Manager
                                                       Teradyne, Inc.-Connection
                                                         System Div.
                                                       603/879-3446


                              FOR IMMEDIATE RELEASE

     COMPOSITECH LTD. SIGNS SUPPLY AND JOINT PRODUCT DEVELOPMENT AGREEMENT WITH TERADYNE

     Teradyne Adopts CL200+ Laminates As An Enabling Technology For Complex Backplane Designs


     HAUPPAUGE, NY, June 22 -- Compositech Ltd. (NASDAQ: CTEK), which manufactures high-tech laminates for the printed circuit fabrication industry, announced at its annual meeting today that it has entered into a supply agreement with Teradyne Inc.'s (NYSE: TER) Connection Systems Division in Nashua, New Hampshire. The agreement, effective June 1, 1999, is the result of Teradyne's extensive production testing and customer qualification of Teradyne complex backplanes incorporating Compositech's unique CL200+ filament wound laminates.

     The electronic materials supply agreement, which is renewable, includes a minimum annual purchase commitment for the first year, a joint development program for high

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performance laminates and documentation of CL200+ performance in a high volume backplane manufacturing environment.

     "This agreement marks the first large customer commitment to the use of CL200+ laminates and we look forward to the opportunity to serve Teradyne's most advanced backplane requirements. Sales resulting from the Teradyne agreement, combined with the recently announced qualification of CL200+ by Sun Micro-Systems (NASDAQ: SUNW) and other sources, should enable Compositech to reach an annualized sales rate in excess of $8.0 million by the end of 1999, with continued rapid growth in fiscal year 2000," said Chris Johnson, President and CEO of Compositech.

     "CL200+ laminates deliver superior dimensional stability and lot-to-lot consistency compared with conventional copper-clad laminates and meet the most demanding requirements of printed circuit board designers and fabricators. We are focusing on the high-density, multilayer portion of the laminates market which we estimate to be currently in excess of $500 million worldwide with an annual growth rate of more than 25 percent," Johnson added.

     Commenting on the significance of adopting new technologies such as Compositech's CL200+ laminates, Tom Pursch, Teradyne's Backplane Business Manager said, "Our OEM customers increasingly require higher performance, higher speeds, higher layer counts and higher densities from their electronic interconnection systems. In the next generation of backplane technology, connectors represent part of the solution, but innovative printed circuit board materials will also play an important role. Compositech's CL200+ laminates are an enabling technology to help us meet our customers demand for increased performance."

About Teradyne

     Teradyne is the world's largest manufacturer of automatic test equipment
(ATE) for the electronics industry. Products include systems to test semiconductors, circuit boards and modules, telephone lines, computerized telephone systems and software. The company is also a

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leading manufacturer of backplanes and associated high density connectors used in electronic systems. Headquartered in Boston, Massachusetts, Teradyne had 1998 sales of approximately $1.5 billion.

About Compositech

     Compositech Ltd. develops, produces and markets innovative copper-clad and fiberglass epoxy laminates used to make printed circuit boards which are essential components of personal computers, workstations, data communication, Internet servers and telecommunications equipment.

The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934 that involve a number of risks and uncertainties. Actual events or results may differ from the Company's expectations. In addition to the matters described in this press release, risk factors listed from time to time in the Company's SEC reports and filings, including, but not limited to, its report on Form 10-QSB for the quarter ended March 31, 1999 and its report on Form 10-KSB for the year ended December 31, 1998, may affect the results achieved by the Company.

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1999

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